Exhibit 99.1
NEWS
The Scotts Miracle-Gro Company

Scotts Miracle-Gro Announces the Appointment of
Lieutenant General John Randolph Vines to its Board of Directors

MARYSVILLE, Ohio (August 2, 2013) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced that Lieutenant General (retired) John Randolph Vines has been named to its Board of Directors, effective immediately.
“We are pleased to have John as an addition to our board,” said Jim Hagedorn, chairman and chief executive officer. “His wide-ranging leadership, strategy and team-building experience will be an exceptional benefit to us.”
LTG Vines retired in 2007 after 35 years active service. He was in continuous command for his last six years of service, including Commander, US Army's XVIII Airborne Corps and Multi-National Corps Iraq. In addition, he commanded the Combined Joint Task Force 180 Afghanistan. LTG Vines also served as the Senior Defense Representative to Afghanistan and Pakistan and previously commanded the 82nd Airborne Division, which included a year-long deployment in Afghanistan.
Following retirement, he was a Department of Defense Senior Mentor to US Army and Joint senior leadership and deploying combat units.
LTG Vines resides in Savannah, Georgia. He received a Master of Arts in National Security and Strategy from the U.S. Naval War College and a Bachelors of Science degree from the University of Alabama. He will serve on the Company’s Governance and Nominating Committee and the Strategy and Business Development Committee, with a term that expires in 2015.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Kimberly Green
Investor Relations Manager
(937) 578-5107